Exhibit 5.1

1900 K Street, NW
Washington, DC 20006-1110
+1 202 261 3300 Main
+1 202 261 3333 Fax
www.dechert.com

February 10, 2025

Trinity Capital Inc.
1 N. 1st Street, Suite 302

Phoenix, Arizona 85004

Re: Trinity Capital Inc.

Ladies and Gentlemen:

We have acted as counsel to Trinity Capital Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form N-2 (File No. 333-275970) originally filed on December 8, 2023 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (as amended as of the date hereof, the “Registration Statement”), and declared effective by the Commission on February 7, 2024, and the final prospectus supplement, dated February 10, 2025 (including the base prospectus filed therewith, the “Prospectus”), filed with the Commission on February 10, 2025 pursuant to Rule 424 under the Securities Act, relating to the proposed issuance, from time to time, by the Company of up to $100,000,000 aggregate principal amount of 7.875% Notes due 2029 (the “March 2029 Notes”) and/or 7.875% Notes due 2029 (the “September 2029 Notes” and, together with the March 2029 Notes, the “Notes”). All of the Notes are to be sold by the Company as described in the Registration Statement and related Prospectus. This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Securities Act, and we express no opinion herein as to any matter other than as to the legality of the Notes.

The March 2029 Notes and the September 2029 Notes will be issued pursuant to the indenture, incorporated by reference as an exhibit to the Registration Statement, entered into between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), on January 16, 2020, as supplemented by a fifth supplemental indenture, dated as of March 28, 2024, by and between the Company and the Trustee, and a sixth supplemental indenture, dated as of July 19, 2024, by and between the Company and the Trustee, (collectively, the “Indenture”), respectively.

February 10, 2025 Page 2

In rendering the opinions expressed below, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments, agreements, certificates and receipts of public officials, certificates and/or representations of agents, officers, directors and other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the following:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Articles of Amendment and Restatement of the Company, certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

(iv)	the Bylaws of the Company, certified as of a recent date by an officer of the Company (the “Bylaws”);

(v)	a Certificate of Good Standing with respect to the Company issued by SDAT as of a recent date;

(vi)	resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and the Prospectus, (b) the authorization and approval of the preparation, execution and delivery of the open market sale agreement, dated February 10, 2025, by and between the Company and B. Riley Securities, Inc. as sales agent and/or principal (the “Sales Agreement”), (c) the authorization, execution and delivery of the Indenture and (d) the authorization, issuance, offer and sale of the Notes, certified as of the date hereof by an officer of the Company;

(vii)	the Sales Agreement;

(viii)	the Indenture;

(ix)	The form of the global note representing the March 2029 Notes; and

(x)	The form of the global note representing the September 2029 Notes.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) the legal power and authority of all persons signing on behalf of the parties to such documents, (vi) that the Certificate of Good Standing remains accurate and the Registration Statement remains effective at the time of the issuance and sale of the Notes, (vii) that all certificates issued by public officials have been properly issued, (viii) that the Indenture will be a valid and legally binding obligation of the parties thereto (other than the Company), (ix) the accuracy and completeness of all corporate records made available to us by the Company and (x) that at the time of issuance of the Notes, after giving effect to such issuance, the Company will be in compliance with Section 18(a)(1)(A) of the Investment Company Act of 1940, as amended (the “1940 Act”), giving effect to Section 61(a) of the 1940 Act. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

February 10, 2025 Page 3

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

This opinion letter is limited to the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Notes. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered in connection with the offering against payment therefor in accordance with the terms of the Sales Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and to general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

February 10, 2025 Page 4

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on February 10, 2025 and to the reference to our firm in the “Legal Matters” section in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP